                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                            MGC Communications, Inc.
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                                (Name of Issuer)


                     Common Stock $.001 par value per share
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                         (Title of Class of Securities)


                                    552763302
                                 (CUSIP Number)


                                  May 11, 1998
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

               [ ] Rule 13d - 1(b)

               [X] Rule 13d - 1(c)

               [ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.






The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 552763302

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON(Entities only)

                Timothy P. Flynn

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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See Instructions)
                                                               (a)   [  ]
                                                               (b)   [  ]
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3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
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                             5       SOLE VOTING POWER
 NUMBER OF
                                                894,900
   SHARES              ---------------------------------------------------------
                             6       SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                                     N/A
    EACH               ---------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                                       894,900
    WITH:              ---------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                                N/A
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                894,900
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)
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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.4%
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12      TYPE OF REPORTING PERSON(See Instructions)

                IN
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                                  SCHEDULE 13G

ITEM 1.

         (a) The name of the issuer is MGC Communications, Inc., a Nevada corporation ("MGC").

         (b) MGC's principal executive offices are located at 3301 N. Buffalo Drive, Las Vegas Nevada 89129.

ITEM 2.

         (a) This Schedule 13G is filed on behalf of Timothy P. Flynn (the "Reporting Person").

         (b) The Reporting Person's principal business address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

         (c) The Reporting Person is a citizen of the United States of America.

         (d) The class of securities being reported on hereunder is the Common Stock, par value $.001 per share, of MGC (the "Common Stock").

         (e)      The CUSIP number of the Common Stock is 552763302.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

ITEM 4.           OWNERSHIP

         (a) The Reporting Person beneficially owns 894,900 shares of which 2,400 shares may be acquired by Mr. Flynn by exercise of presently exercisable options.

         (b)      Such shares represent 5.4% of MGC Common Stock.

         (c)      Of such shares:

                  (i) 894,900 shares are subject to the Reporting Person's sole power to vote (assuming the exercise of the options referred to above);

                  (ii) No shares are subject to the Reporting Person's shared power to vote;

                  (iii) 894,900 shares are subject to the Reporting Person's sole dispositive power (assuming the exercise of the options referred to above); and

                  (iv) No shares are subject to the Reporting Person's shared dispositive power.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      May 18, 1998
                                        ----------------------------------------
                                                          Date




                                                  /s/ Timothy P. Flynn
                                        ----------------------------------------
                                                    Timothy P. Flynn